Exhibit 99.1

FOR IMMEDIATE RELEASE

MOBILE MINI APPOINTS KELLY WILLIAMS EXECUTIVE VICE PRESIDENT, OPERATIONS

Tempe, AZ – June 4, 2014 — Mobile Mini, Inc. (NASDAQ GS: MINI) today announced Kelly Williams has been appointed Executive Vice President, Operations. Mr. Williams previously served the Company as the Senior Vice President, Western Division. Mr. Williams succeeds Phil Hobson who is stepping down to pursue an opportunity outside the Company.

Mr. Williams, age 43, will assume responsibility for the Company’s North American operations as of June 4th and will report to Erik Olsson, President and Chief Executive Officer.

“Having worked with Kelly for many years, I am very familiar with his track record of success in the rental industry and the impact his dynamic leadership has already made at Mobile Mini. We are very pleased he has accepted this significant role as we continue to execute on our sales, growth and operational strategies,” said Mr. Olsson. “Kelly is a proven leader in achieving operational excellence, superior sales and asset management, creating financial growth and mentoring employees at all levels. I believe this new role will take advantage of the full range of Kelly’s management talent and experience as we continue to create value and serve the best interests of our shareholders, customers and employees.”

Prior to his joining Mobile Mini in 2013, Mr. Williams spent 8 years in the equipment rental industry, including at RSC Holdings Inc., as a Vice President, Regional Vice President, Regional Sales Director, Regional Fleet Director and District Manager. In addition, he worked for ten years in the car rental business in various leadership roles. Mr. Williams is a 1993 graduate of Anderson University.

“We wish Phil all the best in the next phase of his career as he is leaving to be CEO of a company in the equipment rental industry. We have assured a smooth transition by having Kelly and Phil work side by side for a period of time. On behalf of the Company I want to thank Phil for all his hard work and contributions to Mobile Mini,” said Mr. Olsson.

About Mobile Mini

Mobile Mini, Inc. is the world’s leading provider of portable storage solutions. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index. For more information visit www.mobilemini.com.

This news release contains forward-looking statements, including, but not limited to, our expectations regarding our ability to execute our strategic plan, growth and profitability, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Mark Funk, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Fred Buonocore (212) 836-9607
Mobile Mini, Inc.		Linda Latman (212) 836-9609
(480) 477-0241 www.mobilemini.com